Exhibit 10.1

Evergreen employment Agreement

This Evergreen Employment Agreement (this “Agreement”) is dated as of August 1, 2014, by and between Signature Group Holdings, Inc., a Delaware corporation (the “Company”), and Kyle C. Ross (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive had previously entered into an Employment Agreement, dated as of August 2, 2011 (the “Employment Agreement”), whereby Executive held the officer positions of Executive Vice President and Chief Financial Officer;

WHEREAS, the term of the Employment Agreement will expire on July 31, 2014 (the “Effective Date”);

WHEREAS, the Company and the Company’s Board of Directors (the “Board”) have determined that, in the best interests of the Company, the Company will no longer enter into employment agreements with a specified term with its executive officers, including Executive;

WHEREAS, the Company values the Executive’s past, current and future contributions to the Company, and wishes to continue its relationship with Executive and for Executive to continue providing on-going services to the Company after the expiration of the Employment Agreement in the same positions of Executive Vice President and Chief Financial Officer; and

WHEREAS, the Company desires to enter into this Agreement with the Executive to (i) incentivize the Executive’s good faith effort and diligence in executing the on-going business affairs of the Company upon expiration of the Employment Agreement, and (ii) memorialize how the Company and Executive will proceed if and when Executive terminates services and its relationship with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

AGREEMENT:

1.Severance Payment.  The Executive will be eligible for the Severance Payment (the “Payment”) under this Agreement only if the conditions specified in Section 2 of this Agreement are met.  The amount of the Payment under this Agreement will be one year’s base salary at the rate in effect at the time of termination. If (i) the Executive’s services for the Company have terminated, (ii) the Executive otherwise qualifies for the Payment under this Agreement and (iii) the Executive has executed a Release and Waiver as specified in Section 9 below, the Company will deliver the Payment within fifteen (15) days immediately following the Executive’s termination; provided, however, that pursuant to Section 4(d) of the Release and Waiver, the applicable consideration period has expired and Executive has not revoked his execution of the Release and Waiver.

2.Conditions for Severance Payment.

a.  Termination or Resignation for “Good Reason” or without Cause.  If, after the Effective Date and during the term of this Agreement, the Executive (i) is involuntarily terminated for any reason by the Company other than for Cause (as defined in Section 3 below) or (ii) voluntarily resigns for Good Reason (as defined in this Section) within thirty (30) days after the occurrence of the event giving rise to Good Reason, the Executive will be eligible for the Payment under this Agreement.  “Good Reason” shall only mean:

i.	a material reduction in Executive’s base salary at the rate last in effect during the Executive’s term of service with the Company, or
ii.	a material demotion in position accompanied by a material reduction in job duties and responsibilities, or
iii.

a relocation of Executive’s principal place of employment by more than fifty (50) driving miles from its location on the date of this Agreement, unless such relocation results in Executive’s principal place of employment being closer to Executive’s primary residence; or

iv.

a material breach by the Company of any of its obligations under this Agreement, and in each of subparts (i), (ii), (iii) and (iv) of this Section 2(a), a failure by the Company to cure such breach within thirty (30) days following receipt of notice from Executive of such breach.

b.  Death or Disability of Executive.  If the Executive’s services to the Company are terminated by reason of a Disability (defined below) or upon the Executive’s death, the Executive will be eligible for the Payment under this Agreement. For purposes hereof, “Disability” shall mean (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which cannot be reasonably accommodated, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, and which cannot be reasonably accommodated. In the event of the Executive’s death, the Payment shall be provided to the Executive’s estate.

c.  Involuntary Termination Upon Change in Control. If the Company (i) undergoes a Change in Control (defined below) and (ii) the Executive is involuntarily terminated for any reason by the Company other than for Cause (as defined in Section 3 below) within a ninety (90) day period following the occurrence of the Change in Control, the Executive will be eligible for the Payment under this Agreement. “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

i.

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

ii.

the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

iii.

a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

3.Resignation or Termination For Cause. If the Executive resigns for other than Good Reason, or is discharged for Cause as defined below during the term of this Agreement, the Executive will not be eligible for any Payment under this Agreement, and this Agreement will be terminated immediately.  “Cause” shall only mean:

a.  the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations to the Company (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice of Executive’s deficiencies and the Executive has been afforded at least ten (10) days to cure same;

b.  the Executive’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

c.  the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

d.  the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

4.COMPENSATION.  Any compensation due to the Executive for services provided to the Company after the Effective Date shall be continued as set forth in the Employment Agreement and hereafter reviewed annually by the Company.

5.No Contract of Employment / EMPLOYMENT AT WILL.  Unless the parties otherwise agree in writing, continuation of Executive’s services with the Company under this Agreement and after the Effective Date shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of the Employment Agreement. Executive may be terminated at any time, with or without notice, or with or without cause (subject to the other conditions in this Agreement).  Likewise, Executive may terminate his employment at any time, without or without notice, and with or without reason.  Such an action will require the Company to make the Payment only if the requirements of this Agreement are met.

6.INDEMNIFICATION. The Company, and its successors and/or assigns, shall indemnify and defend Executive to the fullest extent provided by the Bylaws and Certificate of Incorporation of the Company as in effect on the date of this Agreement and as permitted by law with respect to claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer of the Company and/or any third party claim arising out of any action taken by the Company or Executive related to the execution and delivery of this Agreement and the Executive’s services pursuant hereto; provided, however, that the Company shall indemnify Executive for all necessary expenditures or losses incurred by Executive in direct consequence of the discharge of his services, even though unlawful, unless the Executive, at the time of obeying the directions, believed them to be unlawful. The Company’s indemnification obligations under this Section 6 shall remain in effect following Executive’s termination of employment with the Company.

7.No Assignment.  No benefit payable under this Agreement may be assigned, transferred, pledged, or otherwise encumbered, or subjected to any legal process for the payment of any claim against the Executive.

8.Governing Law.  This Agreement shall be governed in all respects by and in accordance with the laws of California without regard to its conflict of law provisions.

9.Release and Waiver.  The Executive will receive Payment under this Agreement if the Executive executes a Release and Waiver in a form attached hereto as Exhibit A.  Such Release and Waiver will not apply to benefits the Executive may have under the Company’s benefit plans (such as the pension, 401(k) or medical plans), any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits, any claims arising under federal or state securities laws that the Executive may have as a shareholder of the Company, any rights to enforce this Release and Waiver, or any claims relating to the validity of this Release and Waiver under the Age Discrimination in Employment Act, as amended.

10.COMPLIANCE WITH Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of services with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 10 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 10 without any interest thereon.  The Company shall consult with Executive in good faith regarding the implementation of this Section 10; provided that neither the Corporation nor any of its employees or representatives shall have any liability to Executive with respect thereto.  Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code.

11.Dispute Resolution and Waiver of Jury Trial.

a.  In the event of a dispute, Executive and a senior executive of the Company shall meet for the purpose of endeavoring to resolve the dispute.  Any resolution agreed to by such parties shall be final and binding on the parties.  The parties shall meet to attempt in good faith to resolve the dispute within thirty (30) calendar days after the disputed matter is referred to them.  If the parties are unable to resolve the dispute during the period set forth in the previous sentence, the dispute shall be settled by arbitration under the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS”) in force at the time such arbitration is commenced; provided, that, if at the end of such thirty (30) calendar day period the parties are engaged in good faith negotiations regarding such dispute, the time for submitting the dispute to JAMS arbitration shall be extended for an additional thirty (30) calendar days, and the extension of such time shall again apply (subject to such good faith negotiations continuing) at the end of such succeeding thirty (30) calendar day period and thereafter in the same manner at the end of each thirty (30) calendar day period thereafter.

b.  The arbitration shall be in accordance with the then-current JAMS employment arbitration rules.  The arbitrators shall be either retired judges, or attorneys licensed to practice law in the state in which the arbitration is convened (the “Arbitrators” and each an “Arbitrator”).  The arbitration tribunal (the “Tribunal”) shall consist of three (3) Arbitrators.  The petitioning party (the “Petitioning Party”), on the one side, and the party defending the arbitration (the “Defending Party”), on the other side, shall each nominate one Arbitrator within fourteen (14) calendar days after delivery of the demand for arbitration.  If the Petitioning Party or the Defending Party, as the case may be, fails to nominate an Arbitrator pursuant to this Section 11(b) upon request of any other party to the arbitration, such Arbitrator shall instead be appointed by JAMS within seven (7) calendar days of receiving such request. The first two appointed Arbitrators shall nominate the third Arbitrator within thirty (30) calendar days of their appointment.  If the first two appointed Arbitrators fail to nominate a third Arbitrator, then, upon request of any party to the arbitration, the third Arbitrator shall be appointed by JAMS within seven (7) calendar days of receiving such request.  The third Arbitrator, however appointed, shall serve as the chairman of the Tribunal.

c.  The Arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes and are authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrators deems necessary.  The Arbitrators shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure.  The parties hereto understand and agree that, in any arbitration arising from this Agreement, the Company and Executive will be entitled to discovery in accordance with the provisions of California Code of Civil procedure § 1283(a). The Arbitrators shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based.  The arbitration shall be final and binding upon the parties, except as otherwise provided by the law applicable to review of arbitration decisions/awards.  Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award.  The Company will pay the Arbitrators’ fees and any other fees, costs, or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrators, and rental of a room to hold the arbitration hearing; provided, that if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company.  Each party shall pay for its, his or her, own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which entitles the prevailing party to attorneys’ fees and/or costs, or if there is a written agreement providing for fees and/or costs, the Arbitrators may award reasonable fees and/or costs to the prevailing party in accordance with such fee-shifting statute or agreement.  In addition, notwithstanding the foregoing, nothing herein shall prevent a party from seeking interim remedies in aid of arbitration.

d.  All disputes concerning or relating to arbitrability of disputes under this Agreement or the jurisdiction of the Arbitrators shall be resolved by the Arbitrators, and the site of arbitration shall be Los Angeles, California.

e.  Notwithstanding anything to the contrary herein, the arbitration provisions specified herein, and any arbitration conducted hereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.

f.  THE PARTIES HERETO HEREBY AGREE TO MUTUALLY ARBITRATE ALL CLAIMS THEY MIGHT HAVE AGAINST EACH OTHER.  IN THIS REGARD, THE PARTIES HERETO IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Signature Group Holdings, Inc.

/s/ Craig Bouchard
Name:	Craig Bouchard
Title:	Chairman of the Board and Chief Executive Officer

/s/ Kyle C. Ross
Kyle C. Ross

EXHIBIT A

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (“Release”), dated as of [__________], is entered into between Signature Group Holdings, Inc., a Delaware corporation (the “Company”) and Kyle C. Ross (the “Executive”).

WITNESSETH:

WHEREAS, in order to provide an orderly and amicable arrangement with respect to Executive’s separation from the Company, the Company desires to provide Executive with severance in the form of a lump sum payment;

WHEREAS, in order to be eligible to receive severance and other consideration as described in this Release, Executive must execute a release and waiver of all claims and causes of action against the Company, and all of its affiliates and related entities; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Release for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide.

NOW, THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

AGREEMENT:

1.Separation Date.   Executive’s separation from employment with the Company will be effective immediately [__________] (“Separation Date”).  Effective as of the Separation Date, the Executive and the Company hereby acknowledge and agree that the Evergreen Employment Agreement, dated August 1, 2014 (“Evergreen Agreement”), by and between the Executive and the Company, as well as any other prior agreements or understandings, are hereby terminated and of no further force or effect.

2.Final Compensation. The Company will pay Executive’s final compensation earned through and including the Separation Date.  In addition, the Company will offer Executive the right to continue to participate in its group health plan pursuant to COBRA.  Except as specifically provided in this Release, Executive understands that Executive will not be entitled to any other payment, benefits or other consideration from the Company related to Executive’s employment with the Company or Executive’s separation from the Company.

3.Severance and Other Consideration.  In consideration for the promises made herein by Executive, the Company will pay Executive severance in the form of a lump sum payment of one year’s base salary at the rate in effect at the time of termination pursuant to the Evergreen Agreement, payable within fifteen (15) days following, pursuant to Section 4, the termination of the Executive, and execution and return of this Release by the Executive.

4.Releases and Waiver.

a)  Executive (on behalf of his or herself and his or her heirs, executors, legal representation, administrators and assigns) hereby voluntarily, knowingly and willingly releases and forever discharges the Company, its subsidiaries, affiliates, and parents, together with each of those entities’ former and current officers, directors, shareholders, managers, employees, agents, fiduciaries, and administrators (collectively, the “Company Releasees”) from any and all liabilities, agreements, compensation, demands, damages, claims, and causes of action of any nature whatsoever that they may have had or now have, known and unknown, against any of the Company Releasees including, but not limited to, those that are by reason of or in any manner whatsoever connected with the Company’s hiring of Executive, Executive’s employment relationship with the Company, or the termination of the Executive’s employment with the Company, including, but not limited to, under any public policy, contract, or tort, or under common law; wrongful discharge; retaliation; breach of contract; infliction of emotional distress; or defamation; or arising under any policies, practices, or procedures of the Company and including, specifically, all alleged discriminatory events, acts, patterns or practices based on age, religion, creed, sex, sexual orientation, national origin, ancestry, disability, handicap, marital status, gender identity, race or color, arising under any statute or law including, without limitation, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et. seq., the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state, or local law, regulation, or ordinance; or any claim for costs, fees, or other expenses, including attorneys’ fees, incurred in these matters, except for claims to the payments due under this Agreement.  It is further and expressly agreed that, except as otherwise provided in Section 4(b) below, to the fullest extent permitted by law, Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of Executive’s signature.  Executive represents and warrants that Executive has not done so as of the effective date of this Release.

b)  By signing this Release Executive expressly does not release or waive any right to file or maintain a charge or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other applicable federal, state or local administrative agency.  However, Executive does waive rights to any monetary or equitable recovery should the EEOC, or any such federal, state, or local agency pursue any claims on Executive’s behalf arising out of or relating to Executive’s employment with and/or separation from employment with the Company and Executive hereby promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or applicable federal, state or local administrative agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

c)  Notwithstanding the foregoing promises and rights, if Executive violates this Section 4, Executive agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation.

d)  If Executive is at least forty (40) years of age, in compliance with the aforementioned Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et. seq. and the Older Workers’ Benefit Protection Act, the Executive is shall be afforded at least twenty-one (21) days to consider waiving age-related discrimination claims by executing this Release, and has the right to revoke his signature within seven (7) days after his execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven day revocation period has passed. The Executive hereby acknowledges that Executive (i) has read this Release and understands its legal effect and binding nature; (ii) has been advised to consult with an attorney prior to executing this Release and that Executive has had the opportunity to do so; (iii) is acting voluntarily and of Executive’s own free will in executing this Release; (iv) has been informed that Executive has at least twenty-one (21) days to consider such execution; (v) has seven (7) days following execution to revoke this Release; and (vi) unless revoked during the seven (7) day period, this Release shall remain in full force and effect.

5.Non-Disclosure

ARTICLE I.  Except as required by law or as specified in this Section, Executive agrees that he will not disclose any of the terms and conditions of this Release to any person or entity who is not a party to this Release, with the sole exceptions of Executive’s current or any future attorneys and financial advisors.  In addition, Executive will instruct Executive’s current or any future attorneys and financial advisors who have acquired knowledge of the matters discussed herein to treat such information as privileged and confidential and not to disclose such information except as consistent with this Release and required by law.

6.Non-Disparagement

ARTICLE II. The Executive shall not, at any time following the Separation Date, directly or indirectly, disparage the Company or the business or properties or assets of the Company.  The Company’s CEO shall not, at any time following the Separation Date, directly or indirectly, disparage the Executive.  Notwithstanding the foregoing, nothing in this Section 6 shall preclude the Executive or the Company’s CEO from making truthful statements or disclosures that are required by applicable law or legal process.

7.Proprietary Information.  Executive agrees that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.  Executive agrees not to use or disclose any Proprietary Information.

8.Unemployment Compensation.  The Company agrees to not protest any claim for unemployment insurance compensation that Executive may make.

9.Return of Property.  Executive acknowledges and agrees that he has returned all Company property in Executive’s possession, custody or control to the Company.

10.Acknowledgements.  Executive acknowledges (a) that he has at least twenty-one (21) days from receipt of this document to consider whether to accept or reject this Release pursuant to Section 4(d).  Executive may accept this Agreement by executing it and returning it by no later than  [__________] to Craig Bouchard, Chief Executive Officer of the Company; (b) that Executive may at Executive’s option, sign this Release prior to the end of such period but is not required to do so; (c) that Executive is voluntarily and knowingly entering into this Release; and (d) that Executive understands the legal and binding effect of this Release.

11.Governing Law.  This Release shall be construed in accordance with the substantive laws of the State of California, without regard to its conflict of laws principles.

12.Counterparts.   This Release may be executed by each of the parties hereto in separate counterparts (including electronic counterparts) and have the same force and effect as if the Company and Executive had executed it as a single document.

13.Successors and Assigns.   The rights and obligations of the parties under this Release shall be binding upon and shall inure to the benefit of the Company’s successors and assigns.  This Release shall not be assignable by Executive.

14.Entire Agreement.  This Release expresses the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, with respect to such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

KYLE C. ROSS	SIGNATURE GROUP HOLDINGS, INC.

	Name:	Craig Bouchard
	Title:	Chief Executive Officer
Date:

[Signature Page Release and Waiver Agreement – Signature Group Holdings, Inc.]